Exhibit l(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-207276 on Form N-4 and Amendment No. 23 to Registration Statement No. 811-23092 on Form N-4 of our report dated March 5, 2024, relating to the financial statements and financial highlights of each of the Subaccounts comprising MEMBERS Horizon Variable Separate Account, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP

Chicago, Illinois

April 17, 2024